Exhibit 1a15addexhb

Sanz Solutions Inc. Announces "Testing the Waters" Campaign.

Company Assessing Investor Interest, Looks to File Reg A Plus Tier 2 to Raise Additional Working Capital

Miami, FL--( - April __, 2016) – Sanz Solutions, Inc. (Sanz) announced today that it has launched online a "Testing the Waters" campaign at http:// Sanz.Solutions/RegaPlus  to gauge potential investor interest in the going public transaction. The Company is measuring public support by targeting family, friends, customers, dealers, vendors and others as it seeks to raise up to $3MM of additional working and investment capital to support its growth strategies and surpass its operational goals.

Sanz Solutions, Inc. stated that its intention is to file a Regulation A Plus with the Securities and Exchange Commission (SEC) upon its "Testing the Waters" campaign reaching the threshold of $500K. The Company disclosed that it is targeting investors through targeted social media and through email campaigns inviting them to participate in the "Testing the Waters" campaign for the possible Regulation A Plus offering.

In the past only qualified investors, venture capitalists, and private equity firms have had the opportunity to invest via special securities in private to public transactions. This has changed as of June 2015 through the passing of the JOBS Act in April 2012 and the SEC's recent release of the regulations governing the new rules. In light of this change, the Company is considering allowing existing customers, dealers, friends, and investors along with the general public to participate in the Sanz Regulation A Plus Offering. The Regulation A Plus offering will be presented to investors in the order they participated in the "Testing the Waters" campaign. If you are interested in finding out more or participating in this going public transaction, you can indicate interest through the dedicated webpage, http:// San.Solutions/RegaPlus

Sanz must first qualify the offering with Federal regulators, before investment into this Regulation A Plus deal can occur. Prior to doing so, Sanz is "Testing the Waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. Offers to buy securities cannot be accepted, and no part of the purchase price can be received, until an offering circular on Form 1-A is qualified. Any offer can be withdrawn or revoked at any time before notice of its acceptance is given after the qualification date of the offering circular. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer of securities will be made without a qualified offering circular.

The Company is working with Teton International Advisors Inc., www.TetonInt.com  a boutique consulting firm that specializes in reg a plus, crowdfunding and social media. The company also reported that it has retained Harold P. Gewerter, Esq. of Gewerter & Dowling as the company's securities attorney for the A/1 filing. The company has not retained a registered PCAOB, firm for the company's audit.  The Company's web domain is http://www.Sanz.Solutions.

About Sanz Solutions, Inc.
Sanz Solutions offers shared service solutions for companies specializing in small businesses that provide routine services for residential and commercial clients specifically tailored to janitorial, house cleaning, lawn care and maintenance industries. Sanz Solutions offers an online platform that features a multitude of programs and benefits to assist companies better service their clients. By pooling resources, companies are able to access a wealth of features and savings that would otherwise be cost prohibitive.

Forward-looking & Safe Harbor Statement
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and those statements are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.